Exhibit 99.1

Contacts:

Investors:	Michael M. Nuzzo, CFO (412) 288-2029

Media:	Greg Miller (212) 537-5177, x1 gmiller@marketcompr.com
General Nutrition Centers, Inc. Reports
First Quarter 2009 Results
PITTSBURGH, May 7, 2009 /PRNewswire/ – General Nutrition Centers, Inc. (“GNC” or the “Company”), the largest global specialty retailer of nutritional supplements, today reported its financial results for the quarter ended March 31, 2009.
General Nutrition Centers, Inc. is an indirect wholly owned subsidiary of GNC Parent LLC, which was acquired by affiliates of Ares Management LLC (“Ares”) and Ontario Teachers’ Pension Plan Board (“Teachers”) through a merger (the “Merger”) on March 16, 2007.
For the first quarter of 2009, the Company reported consolidated revenues of $439.9 million, an increase of 2.7% over the consolidated revenues of $428.1 million for the same quarter of 2008. Revenue increased in the Company’s retail business segment by 3.9%; while the franchise segment and the manufacturing/wholesale segment each had revenue declines of less than 1%. Same store sales improved 5.4% in domestic company-owned stores (including internet sales) and 6.9% in Canadian company-owned stores (in local currency). Domestic same store sales were positively impacted by 0.5% due to the Easter holiday occurring in the second quarter of 2009 as compared to falling in the first quarter of 2008. This was the 15th consecutive quarter of positive same store sales in the Company’s domestic retail stores.
For the first quarter of 2009, the Company reported net income of $19.4 million, a $6.1 million, or 45.8% increase over net income of $13.3 million for the same quarter in the prior year. Net income, as a percentage of revenue, was 4.4% in the first quarter of 2009 as compared to 3.1% in the first quarter of 2008.
In the first quarter of 2009, the Company generated net cash from operations of $34.3 million, incurred capital expenditures of approximately $5.5 million, and paid approximately $4.9 million in principal on outstanding debt. At March 31, 2009, the ending cash balance for the Company was $65.6 million.
For the first quarter of 2009, the Company reported earnings before income taxes, depreciation and amortization (EBITDA) of $61.6 million compared to $54.9 million for the same quarter of 2008, an increase of $6.7 million. Included as part of compensation expense for each of the first quarters of 2009 and 2008 was $0.7 million of non-cash stock-based compensation expense. Excluding this non-cash expense, adjusted EBITDA was $62.3 million, a $6.7 million or 11.9% increase over the adjusted EBITDA of $55.6 million in the same quarter of 2008. Adjusted EBITDA improved to 14.2% as a percentage of revenue in the first quarter of 2009, compared to 13.0% in the first quarter of 2008.

EBITDA and adjusted EBITDA are non-GAAP financial measures within the meaning of the Securities and Exchange Commission’s Regulation G. Management has included this information because it believes it represents a more effective means by which to measure the Company’s operating performance. This press release contains a reconciliation of the non-GAAP measure to the financial measure calculated and presented in accordance with GAAP which is most directly comparable to the applicable non-GAAP financial measure.
GNC, headquartered in Pittsburgh, Pa., is the largest global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. As of March 31, 2009, GNC has more than 5,200 retail locations throughout the United States (including 944 franchise and 1,733 Rite Aid store-within-a-store locations) and franchise operations in 44 international markets. The company – which is dedicated to helping consumers Live Well – also offers products and product information online at www.gnc.com.
GNC has scheduled a conference call and webcast to report its first quarter 2009 financial results on Thursday, May 7, 2009 at 11:00 am EDT. To listen to this call dial 1-866-468-1032 inside the U.S. and 1-832-445-1665 outside the U.S. The conference identification number for all callers is 97358113. A webcast of the call will also be available through the “About GNC” link on www.gnc.com.
This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy. While GNC believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct. GNC undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. Factors that may materially affect such forward-looking statements include, among others:

—	uncertainty of continuing weakening of the economy and its impact on us and our partners;

—	significant competition in our industry;

—	unfavorable publicity or consumer perception of our products;

—	the incurrence of material products liability and product recall costs;

—	costs of compliance and our failure to comply with governmental regulations;

—	the failure of our franchisees to conduct their operations profitably and limitations on our ability to terminate or replace under-performing franchisees;

—	economic, political and other risks associated with our international operations;

—	our failure to keep pace with the demands of our customers for new products and services;

—	the lack of long-term experience with human consumption of some of our products with innovative ingredients;

—	disruptions in our manufacturing system or losses of manufacturing certifications;

—	increases in the frequency and severity of insurance claims, particularly for claims for which we are self-insured;

—	loss or retirement of key members of management;

—	increases in the cost of borrowings and unavailability of additional debt or equity capital;

—	the impact of our substantial indebtedness on our operating income and our ability to grow;

—	the failure to adequately protect or enforce our intellectual property rights against competitors;

—	changes in applicable laws relating to our franchise operations; and

—	our inability to expand our franchise operations to attract new franchisees.

Results of Operations
(Dollars in millions and percentages expressed as a percentage of total net revenues)

	Three Months Ended
	March 31,
	2009		2008
		(unaudited)
Revenues:
Retail	$333.7	75.8%	$321.3	75.0%
Franchise	64.5	14.7%	64.9	15.2%
Manufacturing / Wholesale	41.7	9.5%	41.9	9.8%

Total net revenues	439.9	100.0%	428.1	100.0%

Operating expenses:
Cost of sales, including warehousing, distribution and occupancy costs	285.7	64.9%	278.9	65.1%
Compensation and related benefits	65.3	14.9%	61.6	14.5%
Advertising and promotion	14.7	3.4%	18.1	4.2%
Other selling, general and administrative expenses	21.3	4.8%	21.8	5.1%
Amortization expense	2.6	0.6%	3.1	0.7%
Foreign currency loss	0.1	0.0%	0.1	0.0%

Total operating expenses	389.7	88.6%	383.6	89.6%

Operating income:
Retail	44.4	10.1%	36.8	8.6%
Franchise	19.2	4.4%	19.8	4.6%
Manufacturing / Wholesale	17.9	4.0%	15.8	3.7%
Unallocated corporate and other costs:
Warehousing and distribution costs	(13.3)	-3.0%	(13.8)	-3.2%
Corporate costs	(18.0)	-4.1%	(14.1)	-3.3%

Subtotal unallocated corporate and other costs, net	(31.3)	-7.1%	(27.9)	-6.5%

Total operating income	50.2	11.4%	44.5	10.4%
Interest expense, net	19.1	4.3%	23.1	5.4%

Income before income taxes	31.1	7.1%	21.4	5.0%
Income tax expense	11.7		8.1

Net income	$19.4	4.4%	$13.3	3.1%

     Note: The numbers in the above table have been rounded to millions. All calculations related to the Results of Operations for the year-over-year comparisons were derived from unrounded data and could occasionally differ immaterially if you were to use the table above for these calculations.
We define EBITDA as net income (loss) before interest expense (net), income tax expense, depreciation, and amortization. Management uses EBITDA as a tool to measure operating performance of the business. We use EBITDA as one criterion for evaluating our performance relative to our competitors and also as a measurement for the calculation of management incentive compensation. Although we primarily view EBITDA as an operating performance measure, we also consider it to be a useful analytical tool for measuring our liquidity, our leverage capacity, and our ability to service our debt and generate cash for other purposes.
We also use EBITDA as defined in our 2007 Senior Credit Facility, and the indentures governing our Senior Toggle Notes and 10.75% Senior Subordinated Notes to determine compliance with the terms of the facility and the Notes. The reconciliation of EBITDA as presented below is different than that used for purposes of the covenants under the indentures governing the Senior Notes and 10.75% Senior Subordinated Notes and it is also different than that used in our 2007 Senior Credit Facility. Historically, we have highlighted our use of EBITDA as a liquidity measure and for related purposes because of our focus on the holders of our debt. At the same time, however, management has also internally used EBITDA as a performance measure. EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measures derived in accordance with GAAP, or as an alternative to GAAP cash flow from operating activities, as a measure of our profitability or liquidity.
Adjusted EBITDA is presented as additional information, as management also uses Adjusted EBITDA to evaluate the operating performance of the business and as a measurement for the calculation of management incentive compensation. Adjusted EBITDA is defined as EBITDA further adjusted for non-cash stock compensation. Management believes that EBITDA and Adjusted EBITDA are commonly used by securities analysts, lenders, and others; however, EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies, limiting their usefulness as comparative measures.

Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

—	EBITDA and Adjusted EBITDA do not reflect cash expenditures, future requirements for capital expenditures, or contractual commitments;

—	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for working capital needs;

—	EBITDA and Adjusted EBITDA does not reflect interest expense or the cash requirement necessary to service interest or principal payments on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

—	EBITDA and Adjusted EBITDA reflect the impact of earnings on income resulting from matters we consider not to be indicative of our ongoing operations, certain of which income we eliminated in our computation of EBITDA and Adjusted EBITDA.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA only for supplemental purposes.
For the three months ended March 31, 2009 and March 31, 2008, the following table presents EBITDA reconciled to our cash from operations for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
CASH FROM OPERATIONS RECONCILIATION TO EBITDA AND ADJUSTED EBITDA
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net cash provided by operating activities	$34.3	$7.8
Cash paid for interest	26.9	33.4
Cash paid for taxes	1.6	1.4
Increase (decrease) in accounts receivable	1.6	(0.5)
Increase (decrease) in inventory	14.6	21.5
Decrease (increase) in accounts payable	(16.5)	(26.2)
Increase (decrease) in other assets	(2.9)	(0.6)
Decrease (increase) in other liabilities	2.0	18.1

EBITDA	$61.6	$54.9

Non-cash stock based compensation expense	0.7	0.7

Adjusted EBITDA	$62.3	$55.6

For the three months ended March 31, 2009 and March 31, 2008, the following table presents EBITDA reconciled to our net income for such periods and Adjusted EBITDA reconciled to EBITDA for such periods.
NET INCOME RECONCILIATION TO EBITDA AND ADJUSTED EBITDA
(in millions)
(unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net income	$19.4	$13.3
Interest expense, net	19.1	23.1
Income tax expense	11.7	8.1
Depreciation and amortization	11.4	10.4

EBITDA	$61.6	$54.9

Non-cash stock based compensation expense	0.7	0.7

Adjusted EBITDA	$62.3	$55.6

SOURCE:	General Nutrition Centers, Inc.

CONTACT:	Investor Relations — (412) 288-2029

Web site:	http://www.gnc.com/